EXHIBIT 99.1

                Tesoro Prepays $297.5 Million in Debt

    SAN ANTONIO--(BUSINESS WIRE)--July 2, 2004--Tesoro Petroleum Corporation (NYSE:TSO) announced that it prepaid, on July 1, 2004, the remaining $297.5 million principal balance of its 9% Senior Subordinated Notes due 2008, at a price of 103% pursuant to the indenture. The Company will record a pretax charge in the third quarter totaling approximately $16 million related to the prepayment, including $9 million for the related redemption premiums and $7 million for the non-cash write-off of the unamortized discount and deferred financing costs related to the notes.
    The Company stated it had over $136 million of cash invested and that it had no cash borrowings on its revolving credit facility after the repayment on July 1.
    "As of close of business on July 1, we estimate that our debt to total capitalization ratio should be in the range of 52% to 53%," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "As a result of this prepayment, our future annual pre-tax interest expense will be reduced by about $27 million."
    "When we acquired the Golden Eagle refinery a little over two years ago, we clearly stated our intention to de-lever our balance sheet to strengthen our financial profile. In that short period of time, despite a terrible economic environment in 2002, we have repaid approximately $800 million or, nearly 40% of our debt. We believe this performance confirms our expectation that we will continue to generate strong free cash flow, which will enable us to further reduce debt to a level in line with others in our peer group," added Smith.
    Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes approximately 550 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

    This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements concern the company's anticipated debt-to-capitalization ratio, expected pre-tax annual interest expense savings due to the redemption of its 9% Senior Subordinated Notes due 2008, along with expectations with respect to free cash flow and further reductions of debt. Factors which can cause actual results to differ from these forward-looking statements include: changes in general economic conditions, the timing and extent of changes in demand for refined products, availability and cost of crude oil, other feedstocks or refined products, throughput and yield levels, disruptions due to equipment interruptions or failure at our or third-party facilities, and other factors beyond our control. For more information concerning these factors and other factors that could cause such a difference, see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

    CONTACT: Tesoro Petroleum Corporation, San Antonio
             Investors:
             John Robertson, 210-283-2687
             or
             Media:
             Tara Payne, 210-283-2676